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                                                       Exhibit 99

           [FIRST FEDERAL FINANCIAL SERVICES CORP LETTERHEAD]


                        NEWS RELEASE

                                           FOR IMMEDIATE RELEASE
                                           December 31, 1996

Gary G. Clark, Chairman               David C. Vernon, Chairman
FirstFederal Financial Services Corp  Summit Bancorp
135 East Liberty Street               2680 West Market Street
Wooster, OH  44691                    Akron, OH  44333
Phone:  (330) 264-8001                Phone (330) 864-8080


              FirstFederal Financial Services Corp
          and Summit Bancorp Sign Definitive Agreement


     Wooster and Akron, Ohio -- FirstFederal Financial Services Corp (NASDAQ-FFSW, FFSWP, FFSWO) and Summit Bancorp ("Summit") jointly announced today the signing of a definitive agreement for the acquisition of the stock of Summit Bancorp by First Federal.

     Under the terms of the agreement, FirstFederal will exchange
1.87 shares of its common stock for each of the 234,916 shares of Summit stock. Based on the average of FirstFederal's closing bid and ask price of $39.375 on December 30, 1996, the transaction would be valued at approximately $17.3 million. The merger, which will be accounted for as a pooling of interests, is expected to be consummated during the third quarter of 1997, pending Summit shareholder approval, regulatory approval and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

     Summit Bancorp's subsidiary, Summit Bank, has two commercial banking offices. Its main office is located at 2680 West Market Street in Akron and a second office is located at 126 West Streetsboro Street in Hudson. At September 30, 1996, Summit had total assets of $79.2 million, deposits of $64.5 million and shareholders' equity of $6.9 million. Summit reported net income of $0.6 million for the first nine months of 1996 with an annualized return on assets of 1.03% and an annualized return on shareholders' equity of 11.72%.

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     Gary G. Clark, chairman and chief executive officer of
FirstFederal stated, "Summit is a great performing community bank with a strong reputation for providing exceptional customer service. It is a natural market extension to our existing franchise which includes the contiguous markets of Wayne, Medina and Stark Counties. It will also expand our ability to serve the small business lending market and further diversify our balance sheet which has been heavily concentrated in residential mortgage loans. The fact that Summit Bank was just started in 1991 and has grown and prospered to its current position is a real tribute to the dedication of the employees, management and Board. It is FirstFederal's intent to operate Summit Bank as a wholly owned subsidiary with its name, management and Board intact. In addition, we are pleased to appoint Mr. David C. Vernon to the Board of Directors of FirstFederal."

     David C. Vernon, chairman and chief executive officer of Summit stated, "This is exciting news for Summit Bancorp shareholders and for Summit Bank clients. With this merger, we have formed a new partnership with an outstanding financial services organization which solidly positions us to serve our community in the future."

     FirstFederal Financial Services Corp is the holding company for two financial service companies: Mobile Consultants, Inc., a broker and servicer of manufactured housing finance contracts, which does business in 23 states, and First Federal Savings and Loan Association of Wooster, which specializes in residential mortgage loans and consumer loans. It also offers a full-range of retail financial services through its twenty offices in the north central Ohio countries of Wayne, Ashland, Medina, Richland and Knox. In addition to banking services, First Federal Savings and Loan Association owns and operates an insurance agency, H.F.S. Agency Inc., and an investment subsidiary, Home Financial Services, which offers a full line of investment products. First Federal also owns a mortgage loan production subsidiary, First Federal Mortgage Services Corp, with offices in Canton, Stow, and New Philadelphia, Ohio and Professional Appraisal Services Corp, a real estate appraising and consulting firm.

     McDonald and Company Securities, Inc. is serving as Summit's financial advisor in connection with the transaction.

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     FirstFederal Financial's Acquisition of Summit Bancorp
                       Summary Fact Sheet



Announcement Date:  December 31, 1996

Deal Structure:     Pooling of interests
                    Tax-free exchange
                    Definitive agreement signed
                    $750,000 Break-up fee
                    Due diligence completed

Terms: 1.87 shares of FirstFederal Financial common for each share of Summit. Fixed exchange ratio.

Timing: Subject to normal regulatory and Summit's shareholder approval.
                    Closing expected by July 31, 1997.

Pricing*:           Purchase price per share          $73.63
                    Price to book value (9/30/96)     250%
                    Price to trailing
                      earnings (9/30/96 annualized)    21.5 X
                    FirstFederal shares issued (,000)  439
                    Estimated transaction value        $17.3
million

Transaction Rationale:

   +  Logical contiguous expansion into growth market.
   + Acquisition of small business commercial lending and private banking expertise, essential in FirstFederal's diversification effort.
   + FirstFederal's equity generation will permit continued expansion of Summit's market.
   + Due to diversity of operations, minimal cost savings projected
      (5%).
   + Transaction is expected to be modestly accretive to earnings per share in the first full year.



* Based upon the average of the closing bid & ask price for FirstFederal stock on December 30, 1996 of $39.375.

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         FirstFederal Financial's Acquisition of Summit Bancorp
                        Pro Forma Combined Fact Sheet
                             September 30, 1996
                    ($ in thousand except per share)



                         FirstFederal       Summit     Pro Forma

Total assets                   1,111            79        1,190
Gross loans                      808            55          863
Deposits                         638            65          703
Borrowings                       373             7          380
Equity                            82             7           89
Equity/assets                   7.42%         8.74%        7.51%

Fully diluted shares
   outstanding (,000)          5,561           235         6,000
Tangible book value per
  fully diluted share         $14.81         29.48         14.88
Market capitalization
  ($ millions)*                218.9          6.90        236.26


Number of Offices                 20            2           22


* Based upon the average of FirstFederal closing bid and ask price
   December 30, 1996 of $39.375 and book value for Summit.
